Cardiff Oncology to Host Key Opinion Leader Webinar on Onvansertib for the Treatment of KRAS-Mutated Metastatic Colorectal Cancer
•Virtual event will take place on Monday, April 12, 2021 at 11 a.m. ET and will include a Q&A session
SAN DIEGO (April 8, 2021) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company developing onvansertib to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, pancreatic cancer and castrate-resistant prostate cancer, today announced that it will host a key opinion leader (KOL) webinar on onvansertib for the treatment of KRAS-mutated metastatic colorectal cancer on Monday, April 12, 2021 at 11 a.m. Eastern Time.
The webinar will feature presentations by KOLs Daniel H. Ahn, D.O., M.S. (Mayo Clinic Arizona), and Manish R. Sharma, M.D. (START Midwest), who will discuss the current treatment landscape and unmet medical need in KRAS-mutated metastatic colorectal cancer (mCRC), as well as the ongoing Phase 1b/2 clinical trial and observations from the Expanded Access Program evaluating onvansertib in combination with FOLFIRI/Avastin® in KRAS-mutated mCRC.
During the webinar, Cardiff Oncology’s CEO, Mark Erlander, Ph.D., will give a corporate update and outlook for the year. Dr. Erlander and Drs. Ahn and Sharma will be available to answer questions following the conclusion of the formal presentations.
To register for the webinar, please click here.
About the KOLs
Daniel H. Ahn, D.O, M.S. is a GI Medical Oncologist and Assistant Professor in the Division of Hematology/Medical Oncology at the Mayo Clinic. He conducts clinical and translational research focused on developing anti-cancer agents for patients with gastrointestinal cancers. Dr. Ahn collaborates extensively with various scientists and industry partners to design and execute innovative clinical trials, including many first-in-human studies. He is the Lead for the GI Oncology Translational Research Disease Working Group at Mayo Clinic Arizona. He also serves on the Board of Directors for the Mayo Clinic-supported cancer research consortium Academic and Community Cancer Research United (ACCRU) and is an Alliance for Clinical Trials in Oncology GI Committee member, a National Cancer Institute (NCI)-supported cooperative research group.
Dr. Ahn’s research includes a large focus on the incorporation of agents that target the multiple facets of cancer, including genetic and epigenetic drivers, as well as the feeding microenvironment and the immune milieu. His research has also led to the launch of a number of clinical trials, including recent studies investigating novel agents targeting DNA repair mechanisms, sequencing treatment strategies in colorectal cancer as well as various targeted therapies in advanced colorectal cancer.

Manish R. Sharma, M.D. is the Associate Director of Clinical Research at START Midwest and is a medical oncologist in Grand Rapids, Michigan. He graduated with honors from the University of Michigan Medical School in 2004. He completed his residency in Internal Medicine at the University of California – San Francisco, where he also served as chief resident. He completed a combined fellowship training in Hematology/Oncology and Clinical Pharmacology & Pharmacogenomics at the University of Chicago.
He subsequently spent six years on the faculty as an Assistant Professor of Medicine at the University of Chicago, where he had a Career Development Award from the National Institutes of Health and was very involved in the teaching and mentorship of trainees. Dr. Sharma developed expertise in oncology drug development, gastrointestinal cancers, clinical pharmacology, pharmacogenomics, and pharmacometrics. He is board certified in Medical Oncology and Clinical Pharmacology.
Dr. Sharma joined START Midwest and Cancer & Hematology Centers of Western Michigan in 2018. Throughout his clinical oncology practice, Dr. Sharma has specialized in the treatment of gastrointestinal cancers. His clinical research interests include early phase drug development and clinical pharmacology trials for patients with advanced solid tumors. He has been the principal investigator on more than 25 phase I clinical trials involving immunotherapies, targeted therapies, chemotherapy, antibody-drug conjugates, drug-drug interactions, and food effect. He has co-authored more than 20 peer-reviewed papers related to oncology drug development and has served as a reviewer for many oncology and clinical pharmacology journals.
About Cardiff Oncology, Inc.
Cardiff Oncology is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival.  We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three clinical programs currently in process: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® (bevacizumab) in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). A new Phase 2 trial of onvansertib in combination with nanoliposomal irinotecan, leucovorin and fluorouracil for the second-line treatment of patients with metastatic pancreatic ductal adenocarcinoma (PDAC) is planned for initiation in the first half of 2021. For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:

Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com

Investor Contact:
Joyce Allaire
LifeSci Advisors
212-915-2569
jallaire@lifesciadvisors.com

Media Contact:
Katelyn Caruso-Sharpe
LifeSci Communications
518-496-6302
kcaruso-sharpe@lifescicomms.com

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